Exhibit 99.1

Post Holdings Partnering Corporation Announces Separation of its Units Commencing July 16, 2021
St. Louis, Missouri – July 15, 2021 – Post Holdings Partnering Corporation (NYSE:PSPC) (“PHPC”) today announced that, commencing July 16, 2021, holders of the units sold in PHPC’s initial public offering (the “IPO”) of 34,500,000 units may elect to separately trade the shares of Series A common stock and redeemable warrants included in the units. Those units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the ticker symbol “PSPC.U”, and the shares of Series A common stock and redeemable warrants that are separated will trade on the NYSE under the symbols “PSPC” and “PSPC WS”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, PHPC’s transfer agent, to separate the units into shares of Series A common stock and redeemable warrants.
The units were initially offered by PHPC in an underwritten offering. Evercore Group L.L.C. and Barclays Capital Inc. acted as the lead book-running managers for the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on May 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security, nor shall there be any sales of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
The offering was made only by means of a prospectus, copies of which may be obtained free of charge by visiting EDGAR on the SEC’s website at www.sec.gov, from Evercore Group L.L.C., Attn: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, by phone at (888) 474-0200, or by email at ecm.prospectus@evercore.com, or from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by phone at (888) 603-5847, or by email at barclaysprospectus@broadridge.com.
Cautionary Note Concerning Forward-Looking Statements
Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements are made based on known events and circumstances at the time of release, and as such, are subject to uncertainty and changes in circumstances. These forward-looking statements include statements regarding the anticipated separate trading of PHPC’s Series A common stock and redeemable warrants. There are a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the forward-looking statements made herein, including risks relating to the rapidly changing situation related to the COVID-19 pandemic and other risks and uncertainties described in PHPC’s filings with the SEC, including in the Risk Factors section of PHPC’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. These forward-looking statements represent PHPC’s judgment as of the date of this release. PHPC disclaims, however, any intent or obligation to update these forward-looking statements, except as required by law.
About Post Holdings Partnering Corporation
Post Holdings Partnering Corporation is a blank check company formed by Post Holdings, Inc. for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar partnering transaction with one or more businesses.
Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@postholdings.com
(314) 644-7665